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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

November 20, 2002
(Date of earliest event reported)

Commission file number 1-7349

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	1-7349	35-0160610
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP code)

(303) 469-3131
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Ball Corporation
Current Report on Form 8-K
Dated November 20, 2002

Item 5. Other Events.

        Ball Corporation is commencing the solicitation of consents from holders of its 7 3/4% Senior Notes due 2006 and 8 1/4% Senior Subordinated Notes due 2008 to amend certain provisions of the senior note indenture and the senior subordinated note indenture covering those securities. A copy of the press release is attached as Exhibit 99.3 to this Form 8-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        In accordance with general instruction B.2 of Form 8-K, the information in Exhibits 99.1 and 99.2 are furnished pursuant to Item 9 and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

        The following are furnished as Exhibits to this report.

Exhibit 99.1	Combined Historical Financial Statements of Schmalbach–Lubeca Beverage Cans
Exhibit 99.2	Combined Interim Financial Statements of Schmalbach–Lubeca Beverage Cans
Exhibit 99.3	Press Release dated November 20, 2002

        The financial statements and financial and other information concerning the beverage can business that is being acquired with an allocated portion of the corporate headquarters function of Schmalbach–Lubeca AG contained in or furnished as exhibits to this report have been derived from publicly filed annual and interim reports prepared by Schmalbach–Lubeca AG or otherwise provided by Schmalbach–Lubeca AG.

Item 9. Regulation FD Disclosure

        On August 29, 2002, Ball Corporation and its newly formed, indirect, wholly-owned subsidiary, Ball Pan–European Holdings, Inc., entered into an acquisition agreement with Schmalbach–Lubeca Holding GmbH and AV Packaging GmbH to acquire 100% of the capital stock of Schmalbach–Lubeca AG, the second largest manufacturer of metal beverage containers in Europe. Following consummation of the acquisition, which has not yet been completed and is subject to various conditions under the acquisition agreement, it is expected that Schmalbach–Lubeca AG will be operated as an indirect, wholly-owned European subsidiary of Ball Corporation and will be a restricted subsidiary under the indentures governing the notes.

        Ball Corporation expects to finance the acquisition with the proceeds from the borrowings under new credit facilities and through the offering of new senior notes of Ball Corporation.

        Ball Corporation also intends to solicit consents from the holders of its outstanding notes in order to amend certain provisions contained in the indentures governing the notes. The consummation of the acquisition is not conditioned on the successful completion of the consent solicitation.

        Although the acquisition has not yet been completed, Ball Corporation may provide the financial and other information contained in this Current Report on Form 8-K to its existing and potential investors in connection with the consent solicitation and new financings.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SCHMALBACH-LUBECA BEVERAGE CANS

        Management's discussion and analysis should be read in conjunction with the financial statements of Schmalbach-Lubeca Beverage Cans and the accompanying notes contained therein, each contained elsewhere in this Current Report on Form 8-K.

Overview

        Schmalbach is the second largest manufacturer of metal beverage containers in Europe. Its 12 plants, which include two end plants, can produce over 12 billion containers annually. Leading producers of beer, soft drinks and other beverages, including Coca-Cola, Britvic (Pepsi), Coors, Heineken, Interbrew and South African Breweries represent substantially all of Schmalbach's customers.

        Prior to July 1, 2002, Schmalbach–Lubeca AG consisted of three operating segments—PET containers, White Cap closures and beverage cans. On July 1, 2002, Schmalbach sold both the PET and White Cap businesses. This Management's Discussion and Analysis is based on Schmalbach's financial statements included herein which represent the beverage can business and the corporate headquarters function as allocated to beverage cans and exclude the businesses that were sold on July 1, 2002. The Schmalbach financial statements were prepared in accordance with International Accounting Standards, which differ in some respects from accounting principles generally accepted in the United States.

Comparison of Nine Months Ended September 30, 2002 and 2001

Sales and Earnings

        Sales in the Schmalbach beverage can product line increased 24% in the first nine months of 2002 to €888.4 million from €716.2 million in the first nine months of 2001.

        The increase in 2002 was largely attributable to the additional sales associated with two new plants acquired from Rexam in October 2001. The two new plants, located in Southern France and in the United Kingdom, contributed to increased market share with approximately 1.9 billion cans, on an annual basis, and the existing two can end production facilities shipped an additional 1.8 billion ends in connection with the increase in can sales. Also contributing to the increased sales were the installation of a second line in Poland, which is now running at full speed after the initial start-up phase, and an overall growth in the European beverage can market of more than 4%.

        The acquisition of two new plants was the principal reason for Schmalbach's share in the European beverage can market increasing from 27% in 2001 to 31% in 2002. The increase resulted in higher capacity utilization at all plants. Volumes were redistributed based on locations of customers in order to minimize freight costs.

        Operating margins for the beverage can business, excluding corporate overhead, improved from 13.1% for the first nine months of 2001 to 17.3% in the first nine months of 2002. This was mainly due to higher sales of cans and ends and overall improved capacity utilization. The improvement also came from lower raw material costs, in particular global market prices of aluminum, and further success in down-gauging programs. An improved organization, which is more focused on cost management, also contributed to the improved operating margin.

Financial Condition, Liquidity and Capital Resources

        Cash flow from operations totaled €139 million in the first nine months of 2002 compared to a usage of €17 million in the same period of 2001, an improvement attributable to the increased operating results for the first nine months of 2002. The addition of new business associated with the two plants acquired in October 2001 increased average working capital for 2002, but was partially offset by a decrease in days on hand in inventory.

        Capital expenditures in Schmalbach's beverage can product group during the first nine months of 2002 were €6.2 million higher than those for the same period in 2001. The increase was primarily related to two projects occurring in the first half of 2002: increasing the speed of the lines in the Polish plant and construction of a warehouse directly attached to the Poland plant in order to improve logistics as a result of the plant's higher output. Additional spending was done to improve production and capacity of the end plants to help meet increased demand. Capital expenditures are expected to be approximately €40 to €50 million for the 12 months ended September 2003 primarily for upspeeding projects in certain plants and normal ongoing capital expenditures.

Comparison of Years Ended December 31, 2001, 2000 and 1999

Sales and Earnings

        Sales in the beverage can product line were €953.1 million in 2001, €869.2 million in 2000 and €764.3 million in 1999.

        The 10% increase in sales in 2001 was attributable mainly to additional sales associated with two new plants acquired from Rexam in October 2001. The two new plants, located in southern France and the United Kingdom, have helped Schmalbach gain entry into the growing Southern European market and have enhanced its presence in the United Kingdom with increased capacity utilization for end production. The increase was further attributable to strong sales in Poland, where Schmalbach experienced double-digit growth in sales for the second consecutive year. The increase in sales was slightly offset by the sale of a plant in the Czech Republic, which resulted in the redistribution of capacity to other plants and an improvement in operating margins.

        The increase in sales from 1999 to 2000 of 14% was largely due to the increased demand for beverage cans in Eastern Europe and Germany. Schmalbach was able to capitalize on the growth in the Eastern European market, as well as gain market share, as a result of its expanded production capacity at its Polish plant. The European Soccer Championship helped to increase demand in general during the summer months of 2000.

        Operating margins improved in 2001 compared to 2000, due largely to higher sales, as well as a favorable product mix. Offsetting this improvement were increased material costs which could only be partially passed through to the customer. More effective cost management and more efficient line capacity utilization had a positive impact on results in Germany. A second line in Poland contributed to better earnings, despite being hampered by competitive pricing pressures.

        Operating margins in 2000 were slightly lower than in 1999 with the favorable effects of higher sales and an improved product mix being negatively impacted by increased material costs and downward pressure on prices due to competition. In addition, during the construction of a second production line in Poland during the first six months of 2000, a large amount of sales to Polish customers were filled from Schmalbach plants in other countries, resulting in higher freight costs.

Financial Condition, Liquidity and Capital Resources

        Despite the strengthening of the U.S. dollar by 5%, working capital at the end of 2001 was lower than at the end of 2000 due to Schmalbach's cash management and lower accounts receivable as a result of expanding its securitization programs. A cautious investment policy also contributed to a positive cash flow. Through cash flows from operations, Schmalbach was able to repay a significant portion of its bank debt.

        Major capital expenditure projects during 2001 included the modernization of can end manufacturing in manufacturing facilities in Germany and in the United Kingdom, as well as the upgrade of production facilities to down-gauge beverage cans at various locations. In part due to the latter project, steel consumption decreased by approximately 3% compared to the prior year. Capital expenditures were €30.1 million, €47.9 million and €52.1 million in 2001, 2000 and 1999, respectively. The principal capital expenditures in these periods, other than normal maintenance capital expenditures, included €28.8 million in 1999 to rebuild the Hassloch plant which was damaged by fire and €11.4 million in 2000 to install a second line in Poland.

Financial Instruments and Risk Management

        Schmalbach utilizes derivative instruments in accordance with internationally accepted accounting principles to hedge transactions and control risk. Under these principles, gains and losses generated from derivative transactions are offset against the gains and losses associated with the underlying transactions when a clear assignment of a derivative to such a transaction is documented (International Accounting Standards No. 39). If no clear relationship is established, increases in the fair values of the instruments are added to the instrument's book value while decreases are recognized in current period earnings. Although these derivative transactions involve varying degrees of credit and interest risk, the agreements are with financial institutions and other counter parties, which are expected to perform fully under the terms of the agreements.

        Contracts outstanding at December 31, 2001, relating to aluminum hedging had underlying values totaling €48 million, representing futures transactions for 2003 and 2004.

        Exchange rate hedging transactions are undertaken to stabilize the foreign currency rates for U.S. dollar loans to affiliated companies and purchases of aluminum in U.S. dollars.

        Various interest rate instruments are used to minimize Schmalbach's exposure to interest rate fluctuations. Contracts outstanding at December 31, 2001, included interest caps, cross-currency swaps, quanto swaps and interest options.

UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA

        The following table sets forth summary pro forma combined financial data of Schmalbach and Ball derived from the "Unaudited Pro Forma Condensed Combined Financial Data" contained elsewhere herein.

        Prior to July 1, 2002, Schmalbach–Lubeca AG consisted of three operating segments—PET containers, White Cap closures and beverage cans. On July 1, 2002, Schmalbach sold both the PET and White Cap businesses. The Schmalbach historical statements included herein represent the beverage can business and an allocated portion of the corporate headquarters function and exclude the businesses that were sold on July 1, 2002. The Schmalbach combined financial statements include substantially all of the assets, liabilities, results of operations and cash flows attributable to the historical beverage can operations of Schmalbach in addition to an allocated portion of the corporate headquarters function and acquired assets and liabilities of Schmalbach. The combined statement of earnings includes all items of revenue and income generated by the beverage can operations and all items of expense directly incurred by it or charged to it. Certain corporate expenses, assets and liabilities were allocated to the combined financial statements. They include certain historical corporate activities of Schmalbach, relating to the beverage can business, which are not reflective of what the recurring operations of that business under Ball ownership and management will be.

        The unaudited summary pro forma condensed combined financial data should be read in conjunction with:

  •
  Ball's audited consolidated financial statements and related notes contained in Ball's Annual Report on Form 10-K for the year ended December 31, 2001, Ball's unaudited condensed consolidated financial statements and related notes contained in Ball's Quarterly Report on Form 10-Q for the quarter ended September 29, 2002 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, and

  •
  Schmalbach's audited combined financial statements for the year ended December 31, 2001 and Schmalbach's unaudited combined financial statements for the nine months ended September 30, 2002, together with related notes, as well as "Schmalbach's Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case contained in this Current Report on Form 8-K.

        Adjustments for the transactions are based upon historical financial information of Ball and Schmalbach and certain assumptions that management of Ball believes are reasonable. The acquisition will be accounted for using the purchase method of accounting. Under this method, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value will be determined upon the consummation of the acquisition and may vary from the preliminary estimates. For purposes of the pro forma information, a total purchase price of $940.4 million has been used, which consists of cash of $885.6 million, the retention of $18.8 million of Schmalbach debt plus acquisition costs of $36 million. The pro forma earnings data does not take into account an anticipated write-off of $5.6 million related to the debt being refinanced in the transactions.

        For purposes of preparing the pro forma financial statements, the combined statements of earnings and cash flows of Schmalbach have been translated at the average of the daily closing rates for the periods presented. These rates were: (1) $0.89671 to €1.00 for the year ended December 31, 2001; (2) $0.89605 to €1.00 for the nine months ended September 30, 2001; and (3) $0.92559 to €1.00 for the nine months ended September 29, 2002. The combined balance sheet as of September 29, 2002 has been translated at the rate of $0.9772 to €1.00.

	Year Ended December 31, 2001	Nine Months Ended September 29, 2002	Twelve Months Ended September 29, 2002
	(dollars in millions)
Pro Forma Statement of Earnings Data:
Net sales	$4,540.8	$3,771.0	$4,826.9
Cost of sales (excluding depreciation and amortization)	3,818.3	3,071.9	3,963.5
Depreciation and amortization	186.8	141.8	189.7
Business consolidation costs and other	271.2	(4.2)	13.3
Selling and administrative	197.5	170.1	228.0
Receivable securitization fees and other	4.1	6.2	7.1

Earnings before interest and taxes	62.9	385.2	425.3
Net earnings (loss)	$(63.1)	$200.0	$209.8

Other Pro Forma Data:
EBITDA(1)	$249.7	$527.0	$615.0
EBITDA margin	5.5%	14.0%	12.7%
Adjusted EBITDA(1)	$520.9	$522.8	$628.3
Adjusted EBITDA margin	11.5%	13.9%	13.0%
Interest expense	$137.2	$99.4	$133.9
Capital expenditures	95.5	104.8	139.8
Selected Pro Forma Ratios:
Net debt/Adjusted EBITDA			3.1	x
Total debt/Adjusted EBITDA			3.1	x
Adjusted EBITDA/Interest expense			4.7	x
			September 29, 2002 Pro Forma As Adjusted
Pro Forma Balance Sheet Data (end of period):
Cash and cash equivalents			$58.2
Working capital			84.9
Total assets			3,950.1
Total debt, including current maturities			1,978.3
Shareholders' equity			536.0

(1)
EBITDA represents net earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA, plus (i) for the year ended December 31, 2001 Ball's nonrecurring business consolidation costs of $271.2 million, (ii) for the 12 months ended September 29, 2002, Ball's nonrecurring business consolidation costs of $17.5 million and Schmalbach's nonrecurring items of $(4.2) million and (iii) for the nine months ended September 29, 2002, Schmalbach's nonrecurring items of $(4.2) million. Schmalbach's nonrecurring items of $(4.2) million include €1.4 million ($1.3 million) of costs under IAS and a $(5.5) million adjustment required under US GAAP. There were no nonrecurring costs for Ball in the nine months ended September 29, 2002, and no nonrecurring costs for Schmalbach in the year ended December 31, 2001. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company's ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. EBITDA and Adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the U.S. and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the U.S.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The unaudited pro forma condensed combined financial data are based on the consolidated financial statements of Ball and the combined financial statements of Schmalbach. The unaudited pro forma condensed combined balance sheet at September 29, 2002, is based on the consolidated financial statements of Ball and the combined financial statements of Schmalbach and adjusted to give effect to the transactions as if they had occurred on September 29, 2002. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2001, the nine-month period ended September 29, 2002, and the twelve-month period ended September 29, 2002, are based on the consolidated financial statements of Ball and the combined financial statements of Schmalbach and adjusted to give effect to the transactions as if they had occurred on January 1, 2001.

        Prior to July 1, 2002, Schmalbach–Lubeca AG consisted of three operating segments—PET containers, White Cap closures and beverage cans. On July 1, 2002, Schmalbach sold both the PET and White Cap businesses. The Schmalbach historical financial statements included herein represent the beverage can business and an allocated portion of the corporate headquarters function and exclude the businesses that were sold on July 1, 2002. The Schmalbach combined financial statements include substantially all of the assets, liabilities, results of operations and cash flows attributable to the historical beverage can operations of Schmalbach in addition to an allocated portion of the corporate headquarters function and acquired assets and liabilities of Schmalbach. The combined statement of earnings includes all items of revenue and income generated by the beverage can operations and all items of expense directly incurred by it or charged to it. Certain corporate expenses, assets and liabilities were allocated to the combined financial statements. They include certain historical corporate activities of Schmalbach, relating to the beverage can business, which are not reflective of what the recurring operations of the business under Ball ownership and management will be.

        The Schmalbach combined financial statements were prepared in accordance with International Accounting Standards, or IAS, which differ in certain respects from accounting principles generally accepted in the United States, or US GAAP, and were adjusted to US GAAP. The combined statements of earnings were prepared in euros and translated to U.S. dollars at the average of the daily closing rates for the periods presented. The combined balance sheet was translated at the September 27, 2002, noon buying rate in The City of New York of $0.9772 to €1.00. Certain reclassifications were made to the Schmalbach financial statements to conform them to Ball's presentation.

        Adjustments for the transactions are based upon historical financial information of Ball and Schmalbach and certain assumptions that management of Ball believes are reasonable. The acquisition will be accounted for using the purchase method of accounting. Under this method, the purchase price has been allocated to the assets and liabilities acquired based on preliminary estimates of fair value. The actual fair value will be determined upon the consummation of the acquisition and may vary from the preliminary estimates. For purposes of the pro forma information, a total purchase price of $940.4 million has been used, which consists of cash of $885.6 million, the retention of $18.8 million of Schmalbach debt plus acquisition costs of $36 million.

        The pro forma financial data do not necessarily reflect the results of operations or the financial position of Ball that actually would have resulted had the transactions occurred at the date indicated, or project the results of operations or financial position of Ball for any future date or period.

        The unaudited pro forma condensed combined financial data should be read in conjunction with:

  •
  Ball's audited consolidated financial statements and related notes contained in Ball's Annual Report on Form 10-K for the year ended December 31, 2001, Ball's unaudited condensed consolidated financial statements and related notes contained in Ball's Quarterly Report on Form 10-Q for the quarter ended September 29, 2002 and "Management's Discussion and

    Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 29, 2002, and

  •
  Schmalbach's audited combined financial statements for the year ended December 31, 2001 and Schmalbach's unaudited combined financial statements for the nine months ended September 30, 2002, together with related notes, as well as "Schmalbach's Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case contained in this Current Report on Form 8-K.

Unaudited Pro Forma Condensed Combined Statement of Earnings

Year ended December 31, 2001

(dollars in millions, except per share data)

	Ball Historical US GAAP	Schmalbach Historical US GAAP(1)	Other pro forma adjustments US GAAP(2)		Pro forma Total US GAAP
Net sales	$3,686.1	$854.7	$—		$4,540.8
Cost of sales (excluding depreciation and amortization)	3,142.2	676.3	(0.2	)(a)	3,818.3
Depreciation and amortization	152.5	63.4	(0.6	)(a)	186.8
			3.9	(b)
			(29.2	)(b)
			(3.2	)(c)
Business consolidation cost and other	271.2	—	—		271.2
Selling and administrative	135.6	60.6	1.3	(a)	197.5
Receivable securitization fees and other	10.0	(6.8)	0.9	(a)	4.1

Earnings (loss) before interest and taxes	(25.4)	61.2	27.1		62.9
Interest expense	88.3	14.4	(12.6	)(d)	137.2
			47.1	(e)

Earnings (loss) before taxes	(113.7)	46.8	(7.4)		(74.3)
Tax provision	9.7	(14.8)	11.2	(f)	6.1
Minority interests	0.8	0.3	—		1.1
Equity in results of affiliates	4.0	—	—		4.0

Net earnings (loss)	(99.2)	32.3	3.8		(63.1)
Preferred dividends, net of tax	(2.0)	—	—		(2.0)

Earnings (loss) attributable to common shareholders	$(101.2)	$32.3	$3.8		$(65.1)

Earnings (loss) per share:
Basic	$(1.85)				$(1.19)
Diluted(3)	$(1.85)				$(1.19)
Weighted average common shares outstanding (in thousands):
Basic	54,880				54,880
Diluted	58,858				58,858

(1)
Reconciliation of IAS to US GAAP is included on page 16.

(2)
Footnote explanations of pro forma adjustments are included on pages 12 and 13.

(3)
The diluted loss per share is the same as the basic loss per share because the assumed exercise of stock options and conversion of Ball's employee stock ownership plan preferred stock would have been antidilutive.

Unaudited Pro Forma Condensed Combined Statement of Earnings

Nine Months Ended September 29, 2002

(dollars in millions, except per share data)

	Ball Historical US GAAP	Schmalbach Historical US GAAP(1)	Other pro forma adjustments US GAAP(2)		Pro forma Total US GAAP
Net sales	$2,948.7	$822.3	$—		$3,771.0
Cost of sales (excluding depreciation and amortization)	2,475.4	596.5	—		3,071.9
Depreciation and amortization	109.0	32.4	0.2	(a)	141.8
			3.0	(b)
			(2.8	)(c)
Business consolidation costs and other	—	(4.2)	—		(4.2)
Selling and administrative	117.0	50.9	2.2	(a)	170.1
Receivable securitization fees and other	2.8	3.0	0.4	(a)	6.2

Earnings (loss) before interest and taxes	244.5	143.7	(3.0)		385.2
Interest expense	55.1	3.3	(1.6	)(d)	99.4
			42.6	(e)

Earnings (loss) before taxes	189.4	140.4	(44.0)		285.8
Tax provision	(66.3)	(39.2)	15.4	(f)	(90.1)
Minority interests	(1.4)	—	—		(1.4)
Equity in results of affiliates	5.7	—	—		5.7

Net earnings (loss)	$127.4	$101.2	$(28.6)		$200.0

Earnings (loss) per common share:
Basic	$2.26				$3.55
Diluted	$2.21				$3.47
Weighted average common shares outstanding (in thousands):
Basic	56,347				56,347
Diluted	57,612				57,612

(1)
Reconciliation of IAS to US GAAP is included on page 17.

(2)
Footnote explanations of pro forma adjustments are included on pages 12 and 13.

Unaudited Pro Forma Condensed Combined Statement of Earnings

Twelve Months Ended September 29, 2002

(dollars in millions, except per share data)

	Ball Historical US GAAP	Schmalbach Historical US GAAP(1)	Other pro forma adjustments US GAAP(2)		Pro forma Total US GAAP
Net sales	$3,791.7	$1,035.2	$—		$4,826.9
Cost of sales (excluding depreciation and amortization)	3,190.9	772.8	(0.2	)(a)	3,963.5
Depreciation and amortization	146.8	53.3	(0.5	)(a)	189.7
			4.0 (7.4 (6.5	(b) )(b) )(c)
Business consolidation costs and other	17.5	(4.2)	—		13.3
Selling and administrative	161.0	64.0	3.0	(a)	228.0
Receivable securitization fees and other	4.1	0.1	2.9	(a)	7.1

Earnings before interest and taxes	271.4	149.2	4.7		425.3
Interest expense	74.9	7.8	(5.4	)(d)	133.9
			56.6	(e)

Earnings (loss) before taxes	196.5	141.4	(46.5)		291.4
Tax provision	(67.9)	(38.1)	18.5	(f)	(87.5)
Minority interests	(1.3)	(1.0)	—		(2.3)
Equity in results of affiliates	8.2	—	—		8.2

Net earnings (loss)	135.5	102.3	(28.0)		209.8
Preferred dividends, net of tax	(0.2)	—	—		(0.2)

Net earnings (loss) attributable to common shareholders	$135.3	$102.3	$(28.0)		$209.6

Earnings (loss) per common share:
Basic	$2.42				$3.74
Diluted	$2.36				$3.65
Weighted average common shares outstanding (in thousands):
Basic	55,993				55,993
Diluted	57,373				57,373

(1)
Reconciliation of IAS to US GAAP is included on page 18.

(2)
Footnote explanations of pro forma adjustments are included on pages 12 and 13.

  NOTES TO UNAUDITED PRO FORMA CONDENSED
  COMBINED STATEMENT OF EARNINGS

(a)
Historically, certain corporate overhead costs were allocated to the beverage can business. For purposes of preparing Schmalbach's historical financial statements, included elsewhere herein, where it was possible to specifically identify costs as relating to the beverage can business, those costs were charged directly to it. Where it was not possible to specifically identify the costs relating to a particular business, a portion of the costs were allocated to the beverage can business based on revenues. In addition, certain corporate expenses were allocated to the combined financial statements of Schmalbach for the sole purpose of preparing them. These included historical corporate activities of Schmalbach which are either unrelated to the beverage can business or not reflective of the recurring operations on a standalone basis. Accordingly, we have made certain adjustments that reflect the corporate overhead costs that we anticipate Schmalbach will incur as a wholly-owned subsidiary of Ball.

(b)
Represents the reversal of goodwill amortization from Ball's and Schmalbach's historical earnings to reflect the adoption of Statement of Financial Accounting Standards No. 142 retroactive to January 1, 2001, and the amortization of other identified intangible assets over a period of 7.3 years. Ball and Schmalbach did not amortize goodwill in the nine months ended September 29, 2002.

(c)
Represents the change in depreciation resulting from the step-up of plant and equipment to their respective fair values, as required by Statement of Financial Accounting Standards No. 141, as well as changing the historical useful lives of the plant and equipment to their estimated remaining useful lives. Plant and equipment are being depreciated over periods from two to 25 years.

(d)
Represents the elimination of interest expense on Schmalbach debt not assumed by Ball Corporation. Ball Corporation is assuming approximately $15.6 million in loans, $3.1 million in capital leases and an amount up to $27.9 million under the accounts receivable securitization program.

(e)
Interest expense for the year ended December 31, 2001, was adjusted to reflect the following borrowings:

	Weighted Average
Debt Instrument	Average Principal	Interest Rate	Interest Expense
	(dollars in millions)
Existing Senior Notes due 2006	$300.0	7.75%	$23.3
Existing Senior Subordinated Notes due 2008	250.0	8.25%	20.6
New Senior Notes due 2012*	200.0	7.50%	15.0
Multi-currency Term Loans	878.3	5.15%	45.2
Multi-currency Revolving Credit Facilities	416.8	4.29%	17.9
Other Debt	148.3	5.12%	7.6
Finance Cost Amortization			6.8
Commitment, LC & Other Interest Expense			0.8

Total			$137.2

  A change in interest rates of 1/8% would have increased or decreased interest expense by approximately $1.6 million.

  Interest expense for the nine months ended September 29, 2002, was adjusted to reflect the following borrowings:

	Weighted Average
Debt Instrument	Average Principal	Interest Rate	Interest Expense
	(dollars in millions)
Existing Senior Notes due 2006	$300.0	7.75%	$17.4
Existing Senior Subordinated Notes due 2008	250.0	8.25%	15.5
New Senior Notes due 2012*	200.0	7.50%	11.3
Multi-currency Term Loans	828.5	5.13%	31.9
Multi-currency Revolving Credit Facilities	290.7	4.36%	9.5
Other Debt	110.7	4.70%	3.9
Finance Cost Amortization			5.1
Commitment, LC & Other Interest Expense			4.8

Total			$99.4

  A change in interest rates of 1/8% would have increased or decreased interest expense by approximately $1.1 million.

  Interest expense for the 12 months ended September 29, 2002, was adjusted to reflect the following borrowings:

	Weighted Average
Debt Instrument	Average Principal	Interest Rate	Interest Expense
	(dollars in millions)
Existing Senior Notes due 2006	$300.0	7.75%	$23.3
Existing Senior Subordinated Notes due 2008	250.0	8.25%	20.6
New Senior Notes due 2012*	200.0	7.50%	15.0
Multi-currency Term Loans	836.3	5.13%	42.9
Multi-currency Revolving Credit Facilities	299.4	4.34%	13.0
Other Debt	119.5	4.93%	5.9
Finance Cost Amortization			6.7
Commitment, LC & Other Interest Expense			6.5

Total			$133.9

  A change in interest rates of 1/8% would have increased or decreased interest expense by approximately $1.5 million.

  *
  If the offering of $200 million of new notes is not consummated on or before the closing of the acquisition, Ball Corporation expects instead to borrow $200 million under the Tranche C Term Loan Facility of the new credit facilities. The assumed interest rate on the New Senior Notes due 2012 is not necessarily indicative of the rate on the New Senior Notes, if issued, and the actual rate will be subject to market conditions.

(f)
Income tax expense was adjusted to reflect an effective tax rate of 35% on the pro forma adjustments, which is the expected effective tax rate for Ball.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 29, 2002
(dollars in millions)

	Ball Historical	Schmalbach Historical US GAAP(1)	Adjustments for Non-acquired Assets/Liabilities(2)		Other Pro Forma Adjustments(2)		Pro Forma Total
ASSETS
Current assets
Cash and cash equivalents	$58.2	$39.5	$(39.5	)(a)	$—		$58.2
Accounts receivable, net	299.4	153.1	(12.8	)(b)	6.6	(c)	446.3
Inventories, net	397.6	95.7	—		8.1	(d)	501.4
Deferred income tax benefit and prepaid expenses	64.5	43.0	(35.0	)(b)	0.1	(c)	72.6

Total current assets	819.7	331.3	(87.3)		14.8		1,078.5
Property, plant and equipment, net	931.3	426.1	—		0.2	(c)	1,403.5
					(426.1	)(e)
					472.0	(f)
Goodwill	355.8	588.0	—		(588.0	)(g)	1,110.6
					754.8	(f)
Intangibles and other assets	275.3	54.0	(27.1	)(b)	0.3	(c)	357.5
					29.9	(h)
					(5.6	)(i)
					30.7	(h)

Total assets	$2,382.1	$1,399.4	$(114.4)		$283.0		$3,950.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$134.1	$76.3	$(60.4	)(a)	$(25.5	)(j)	$124.5
Accounts payable	287.1	133.6	—		4.1	(c)	424.8
Accrued employee costs and other current liabilities	242.7	192.6	—		9.0	(c)	444.3

Total current liabilities	663.9	402.5	(60.4)		(12.4)		993.6
Long-term debt	888.9	17.8	—		947.1	(j)	1,853.8
Employee benefit obligations, deferred taxes and other liabilities	282.2	254.9	(6.4	)(b)	30.5	(f)	561.2

Total liabilities	1,835.0	675.2	(66.8)		965.2		3,408.6
Minority interests	5.5	—	—		—		5.5
Shareholders' equity
Common stock	508.8	—	—		—		508.8
Retained earnings	522.2	724.2	(47.6)		(676.6	)(k)	516.6
					(5.6	)(i)
Accumulated other comprehensive loss	(54.0)	—	—		—		(54.0)
Treasury stock	(435.4)	—	—		—		(435.4)

Total shareholders' equity	541.6	724.2	(47.6)		(682.2)		536.0

Total liabilities and shareholders' equity	$2,382.1	$1,399.4	$(114.4)		$283.0		$3,950.1

(1)
Reconciliation of IAS to US GAAP is included on pages 20 and 21.

(2)
Footnote explanations of pro forma adjustments are included on page 15.

NOTES TO UNAUDITED PRO FORMA CONDENSED
BALANCE SHEET
(dollars in millions)

(a)
Represents the elimination of cash and debt balances that will not be purchased or assumed by Ball, as provided in the purchase agreement.

(b)
Represents the elimination of balances related to a minority investment Schmalbach has in Impress, a food can manufacturer, that will not be purchased by Ball, as provided for in the purchase agreement.

(c)
Represents the adjustment from the Schmalbach historical financial statement balances related to allocated assets and liabilities that are being purchased and assumed by Ball.

(d)
Inventory was adjusted to record the fair market value as of the acquisition date.

(e)
Fixed assets were adjusted to eliminate the existing fixed assets from the Schmalbach historical financial statements and record the fair market value as of the acquisition date.

(f)
These amounts reflect the preliminary estimates of the adjustments necessary to record the Schmalbach assets acquired and liabilities assumed at their respective fair values. The total purchase price was determined and allocated as follows:

Cash purchase price for Schmalbach beverage can business	$885.6
Plus assumed debt	18.8
Plus acquisition costs	36.0

Total purchase price	$940.4

Purchase price allocated to:
Tangible assets	$731.0
Goodwill	754.8
Other intangible assets	87.8
Liabilities, including assumed debt	(633.2)

Total purchase price allocated	$940.4

  Tangible assets includes a step-up for fixed assets of $45.9 million in addition to the step-up of fixed assets of approximately $105 million that occurred in Schmalbach's historical financial statements in August 2000, as well as an inventory step-up of $8.1 million. Other intangible assets include an increase in the fair value, previously valued at August 2000, for a customer-based intangible asset from $21.4 million to $52.1 million and $29.9 million of acquisition financing costs.

(g)
Goodwill was adjusted to eliminate the existing goodwill from the Schmalbach historical financial statements.

(h)
Other assets were adjusted to reflect the capitalization of (i) $29.9 million of financing costs that will be amortized over the life of the new notes and the new credit facilities and (ii) the allocation of $30.7 million of additional intangible assets related to a customer-based intangible asset that will be amortized over an estimated life of 7.3 years.

(i)
Other assets were adjusted by $5.6 million to reflect the nonrecurring cost of writing off, effective at closing, the remaining capitalized finance costs related to the refinanced debt.

(j)
Long-term debt was adjusted to reflect: (i) gross proceeds of $200 million from the issuance of the new notes and net additional borrowings of $721.6 million under the new credit facilities and (ii) the reclassification of $25.5 million of short-term debt to long-term debt.

(k)
The adjustment reflects the elimination of the former owner's equity of Schmalbach.

RECONCILIATION OF IAS TO US GAAP
OF SCHMALBACH UNAUDITED STATEMENTS OF EARNINGS

        The following table reconciles from IAS to US GAAP the Schmalbach unaudited combined statement of earnings for the year ended December 31, 2001. The amounts have been translated at an average daily closing rate for the period of $0.89671 to €1.00.

Unaudited Pro Forma Condensed Combined Statement of Income
Year ended December 31, 2001
(in millions)

	Schmalbach IAS (in €)	US GAAP Adjustments (in €)(1)		Schmalbach US GAAP (in €)	Reclassifications to Ball Presentation (in €)	Schmalbach US GAAP in Ball Presentation (in €)	Schmalbach US GAAP (in $)
Net sales	€953.1	€—		€953.1	€—	€953.1	$854.7
Cost of sales	777.9	13.4 (3.9) (0.2) 0.1 (0.1) (0.2)	(i) (ii) (iii) (iv) (viii) (ix)	787.0	(32.8)	754.2	676.3
Depreciation and amortization	—	—		—	70.7	70.7	63.4
Business consolidation costs and other	—	—		—	—	—	—
Selling expenses	27.0	—		27.0	(27.0)	—
Selling and administrative	—	—		—	67.6	67.6	60.6
General and administrative expenses	46.2	—		46.2	(46.2)	—
Other operating income	(44.5)	20.0	(iii)	(24.5)	24.5	—
Receivable securitization fees and other	—	—		—	(7.6)	(7.6)	(6.8)
Other operating expenses	32.5	16.4 0.3	(ii) (ix)	49.2	(49.2)	—

Earnings (loss) before interest and taxes	114.0	(45.8)		68.2	—	68.2	61.2
Interest expense	29.7	(13.4 (0.4 0.2	)(i) )(iv) (viii)	16.1	—	16.1	14.4

Earnings (loss) before taxes	84.3	(32.2)		52.1	—	52.1	46.8
Tax provision	(23.1)	6.6	(v)	(16.5)	—	(16.5)	(14.8)
Minority interests	0.3	—		0.3	—	0.3	0.3

Net earnings (loss)	€61.5	€(25.6)		€35.9	€—	€35.9	$32.3

(1)
Footnote explanations of reconciliation of IAS to US GAAP are included on page 19.

        The following table reconciles from IAS to US GAAP the Schmalbach unaudited combined statement of earnings for the nine months ended September 30, 2002. The amounts have been translated at an average daily closing rate for the period of $0.92559 to €1.00.

Unaudited Pro Forma Condensed Combined Statement of Income
Nine Months Ended September 29, 2002
(in millions)

	Schmalbach IAS (in €)	US GAAP Adjustments (in €)(1)		Schmalbach US GAAP (in €)	Reclassifications to Ball Presentation (in €)	Schmalbach US GAAP in Ball Presentation (in €)	Schmalbach US GAAP (in $)
Net sales	€888.4	€—		€888.4	€—	€888.4	$822.3
Cost of sales	663.1	10.5 (4.2 (2.5 0.1 (0.1 (0.4	(i) )(ii) )(iii) (iv) )(viii) )(ix)	666.5	(22.0)	644.5	596.5
Depreciation and amortization	—	—		—	35.0	35.0	32.4
Business consolidation costs and other	—	—		—	(4.5)	(4.5)	(4.2)
Selling expenses	27.1	—		27.1	(27.1)	—	—
Selling and administrative	—	—		—	55.0	55.0	50.9
General and administrative expenses	34.3	—		34.3	(34.3)	—	—
Other operating income	(25.6)	—		(25.6)	25.6	—	—
Receivable securitization fees and other	—	—		—	3.2	3.2	3.0
Other operating expenses	41.9	(5.9 (5.8 0.7	)(vi) )(vii) (ix)	30.9	(30.9)	—	—

Earnings before interest and taxes	147.6	7.6		155.2	—	155.2	143.7
Interest expense	14.0	(10.5) 0.1	(i) (viii)	3.6	—	3.6	3.3

Earnings before taxes	133.6	18.0		151.6	—	151.6	140.4
Tax provision for income taxes	(41.4)	(1.0	)(v)	(42.4)	—	(42.4)	(39.2)
Minority interests	—	—		—	—	—	—

Net earnings	€92.2	€17.0		€109.2	€—	€109.2	$101.2

(1)
Footnote explanations of reconciliation of IAS to US GAAP are included on page 19.

        The following table reconciles from IAS to US GAAP the Schmalbach unaudited combined statement of earnings for the 12 months ended September 30, 2002. The amounts have been translated at the following average daily closing rates: (1) $0.89671 to €1.00 for the year ended December 31, 2001; (2) $0.89605 to €1.00 for the nine months ended September 30, 2001; and (3) $0.92559 to €1.00 for the nine months ended September 29, 2002.

Unaudited Pro Forma Condensed Combined Statement of Income
Twelve Months Ended September 29, 2002
(in millions)

	Schmalbach IAS (in €)	US GAAP Adjustments (in €)(1)		Schmalbach US GAAP (in €)	Reclassifications to Ball Presentation (in €)	Schmalbach US GAAP in Ball Presentation (in €)	Schmalbach US GAAP (in $)
Net sales	€1,125.3	€—		€1,125.3	€—	€1,125.3	$1,035.2
Cost of sales	866.4	13.9 (3.2 (2.7 0.1 (0.1 (0.6	(i) )(ii) )(iii) (iv) )(viii) )(ix)	873.8	(33.1)	840.7	772.8
Depreciation and amortization	—	—		—	58.3	58.3	53.3
Business consolidation costs and other	—	—		—	(4.5)	(4.5)	(4.2)
Selling expenses	36.7	—		36.7	(36.7)	—	—
Selling and administrative	—	—		—	69.5	69.5	64.0
General and administrative expenses	43.5	—		43.5	(43.5)	—	—
Other operating income	(57.0)	20.0	(iii)	(37.0)	37.0	—	—
Receivable securitization fees and other	—	—		—	0.1	0.1	0.1
Other operating expenses	53.7	4.1 (5.9 (5.8 1.0	(ii) )(vi) )(vii) (ix)	47.1	(47.1)	—	—

Earnings (loss) before interest and taxes	182.0	(20.8)		161.2	—	161.2	149.2
Interest expense	22.3	(13.9 0.2	)(i) (viii)	8.6	—	8.6	7.8

Earnings (loss) before taxes	159.7	(7.1)		152.6	—	152.6	141.4
Tax provision	(46.9)	5.8	(v)	(41.1)	—	(41.1)	(38.1)
Minority interests	(1.1)	—		(1.1)	—	(1.1)	(1.0)

Net earnings (loss)	€111.7	€(1.3)		€110.4	€—	€110.4	$102.3

(1)
Footnote explanations of reconciliation of IAS to US GAAP are included on page 19.

NOTES TO IAS TO US GAAP RECONCILIATION OF
SCHMALBACH UNAUDITED STATEMENTS OF EARNINGS

  (i)
  Under IAS, Schmalbach reflected the interest cost element of pension expense as interest expense. Under US GAAP, the interest cost element is reflected in cost of sales.

  (ii)
  Effective August 31, 2000, a new basis of accounting was established resulting from certain transactions made by Schmalbach's parent company. The adjustment reflects the effects of depreciation of fixed assets and the amortization of goodwill and intangible assets, after applicable taxes. There was no other impact to the unaudited pro forma condensed combined statements of earnings as a result of the new basis of accounting.

  (iii)
  In December 2000, it was determined in accordance with IAS and US GAAP that an impairment charge of €20 million was required for certain operating assets. In the fourth quarter 2001, events occurred which impacted the future expected cash flows of these operating assets such that a restoration of the 2000 impairment loss was required under IAS. However, under US GAAP, restoration of an impairment loss is not permitted. Therefore, the impairment loss has been reinstated and the resulting impact on the carrying value and the depreciation expense has been added back under US GAAP.

  (iv)
  This adjustment reflects the effect of capitalization under US GAAP of financing costs related to significant plant and equipment construction projects.

  (v)
  Current and deferred taxes have been provided on all adjustments at the applicable local country rate to which the adjustment applies.

  (vi)
  In June 2002, Schmalbach's investment in China was sold, resulting in a loss on sale. The loss included the write-off of €5.9 million for goodwill that had been previously offset against equity under IAS. For US GAAP purposes, this goodwill was previously written-off in 2000. Therefore, a US GAAP adjustment is required to reverse the charge taken for IAS. The US GAAP difference results from the cost basis difference between US GAAP and IAS at the time of sale.

  (vii)
  Represents the reversal of goodwill amortization from Schmalbach's historical earnings to reflect the adoption of Statement of Financial Accounting Standards (SFAS) No. 142.

  (viii)
  Represents the effects of adjusting IAS accounting to capitalize certain leases in accordance with SFAS No. 13.

  (ix)
  Represents the reversal of the amortization of negative goodwill recorded by Schmalbach in connection with the acquisition of the production facility in La Ciotat, France, and the depreciation of the related adjustment to property, plant and equipment.

RECONCILIATION OF IAS TO US GAAP
OF SCHMALBACH UNAUDITED COMBINED BALANCE SHEET

         The following table reconciles from IAS to US GAAP the Schmalbach unaudited combined balance sheet as of September 30, 2002. The amounts have been translated at a rate of $0.9772 to €1.00.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2002
(in millions)

	Schmalbach IAS (in €)	US GAAP Adjustments (in €)		Schmalbach US GAAP (in €)	Reclassifications to Ball Presentation (in €)	Schmalbach US GAAP in Ball Presentation (in €)	Schmalbach US GAAP (in $)
ASSETS
Current assets
Liquid funds	€40.4	€—		€40.4	€(40.4)	€—	$—
Cash and temporary investments	—	—		—	40.4	40.4	39.5
Accounts receivable, trade	122.5	—		122.5	(122.5)	—	—
Accounts receivable, net	—	—		—	156.7	156.7	153.1
Inventories, net	97.9	—		97.9	—	97.9	95.7
Other receivables and assets	34.2	—		34.2	(34.2)	—	—
Other prepaid expenses	0.1	—		0.1	(0.1)	—	—
Deferred income tax benefit and prepaid expenses	—	—		—	44.0	44.0	43.0

Total current assets	295.1	—		295.1	43.9	339.0	331.3
Property, plant and equipment, net	320.6	136.0 2.6 1.1 (17.4 (6.9	(i) (ii) (iii) )(iv) )(v)	436.0	—	436.0	426.1
Intangible assets	127.7	470.3 4.0 5.8	(i) (v) (vi)	607.8	(607.8)	—	—
Shares in associated companies	0.1	—		0.1	(0.1)	—	—
Other financial assets	64.3	—		64.3	(64.3)	—	—
Goodwill	—	—		—	601.7	601.7	588.0
Deferred taxes	5.5	2.5	(vii)	8.0	(8.0)	—	—
Intangibles and other assets	—	20.7	(i)	20.7	34.6	55.3	54.0

Total assets	€813.3	€618.7		€1,432.0	€—	€1,432.0	$1,399.4

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	€—	€—		€—	€78.1	€78.1	$76.3
Accounts payable	—	—		—	136.7	136.7	133.6
Accrued employee costs and other current liabilities	—	—		—	197.1	197.1	192.6

Total current liabilities	—	—		—	411.9	411.9	402.5
Reserves and accrued liabilities
Pension reserves and accruals for similar obligations	251.2	—		251.2	(251.2)	—	—
Accrued taxes	84.9	49.5	(i)	134.4	(134.4)	—	—
Other reserves and accrued liabilities	32.8	(1.3	)(i)	31.5	(31.5)	—	—

	368.9	48.2		417.1	(417.1)	—	—
Liabilities due to banks and bonds	93.1	3.1	(ii)	96.2	(96.2)	—	—
Accounts payable, trade	136.7	—		136.7	(136.7)	—	—
Other liabilities	40.3	—		40.3	(40.3)	—	—

	270.1	3.1		273.2	(273.2)	—	—
Deferred income	0.6	—		0.6	(0.6)	—	—
Long-term debt	—	—		—	18.2	18.2	17.8
Employee benefit obligations, deferred taxes and other liabilities	—	—		—	260.8	260.8	254.9

Total liabilities	639.6	51.3		690.9	—	690.9	675.2
Minority interests	—	—		—	—	—	—
Shareholders' equity	173.7	567.4		741.1	(741.1)	—	—
Common stock	—	—		—	—	—	—
Retained earnings	—	—		—	741.1	741.1	724.2
Accumulated other comprehensive loss	—	—		—	—	—	—
Treasury stock	—	—		—	—	—	—

Total shareholders' equity	173.7	567.4		741.1	—	741.1	724.2

Total liabilities and shareholders' equity	€813.3	€618.7		€1,432.0	€—	€1,432.0	$1,399.4

(1)
Footnote explanations of reconciliation of IAS to US GAAP are included on page 22.

NOTES TO IAS TO US GAAP RECONCILIATION
OF SCHMALBACH UNAUDITED BALANCE SHEET

  (i)
  Effective September 1, 2000, a new basis of accounting was established resulting from certain transactions consummated by Schmalbach's parent company. As a result of the establishment of this new basis of accounting, property, plant and equipment, intangible assets, inventories and goodwill were stepped-up at the date of the establishment of the new basis of accounting, net of any applicable depreciation or amortization.

  (ii)
  Certain operating leases have been capitalized in accordance with US GAAP.

  (iii)
  Financing costs related to significant plant and equipment construction projects have been capitalized in accordance with US GAAP.

  (iv)
  In December 2000, it was determined in accordance with IAS and US GAAP that an impairment charge was required for certain operating assets. In the fourth quarter of 2001, events occurred which impacted the expected future cash flows of these operating assets such that a restoration of the 2000 impairment loss was required in accordance with IAS. Under US GAAP, restoration of an impairment loss is not permitted. Therefore, the impairment loss has been reinstated and the resulting impact on the carrying value of the related operating assets has been added back in accordance with US GAAP.

  (v)
  In 2001, negative goodwill was recorded in connections with the acquisition of a production facility in La Ciotat, France. Under US GAAP, negative goodwill is not recorded. As a result, the negative goodwill has been reversed and a corresponding adjustment has been made to the carrying value of property, plant and equipment net of the effects of the difference in the depreciation of property, plant and equipment under US GAAP versus the amortization of the negative goodwill under IAS.

  (vi)
  Amortization of goodwill has been added back to goodwill in accordance with Statement of Financial Accounting Standard No. 142, which eliminates the amortization of goodwill.

  (vii)
  Current and deferred taxes have been provided on all adjustments at the applicable local statutory rate to which the adjustment relates.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION (Registrant)
By:	/s/ RAYMOND J. SEABROOK Name: Raymond J. Seabrook Title: Senior Vice President and Chief Financial Officer

Date: November 20, 2002

Ball Corporation and Subsidiaries
Form 8-K
November 20, 2002

EXHIBIT INDEX

Exhibit	Description
99.1	Combined Historical Financial Statements of Schmalbach–Lubeca Beverage Cans
99.2	Combined Interim Financial Statements of Schmalbach–Lubeca Beverage Cans
99.3	Press Release dated November 20, 2002

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Ball Corporation Current Report on Form 8-K Dated November 20, 2002
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SCHMALBACH-LUBECA BEVERAGE CANS
UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Unaudited Pro Forma Condensed Combined Statement of Earnings Year ended December 31, 2001 (dollars in millions, except per share data)
Unaudited Pro Forma Condensed Combined Statement of Earnings Nine Months Ended September 29, 2002 (dollars in millions, except per share data)
Unaudited Pro Forma Condensed Combined Statement of Earnings Twelve Months Ended September 29, 2002 (dollars in millions, except per share data)
Unaudited Pro Forma Condensed Combined Statement of Income Year ended December 31, 2001 (in millions)
Unaudited Pro Forma Condensed Combined Statement of Income Nine Months Ended September 29, 2002 (in millions)
Unaudited Pro Forma Condensed Combined Statement of Income Twelve Months Ended September 29, 2002 (in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet September 30, 2002 (in millions)
SIGNATURE
EXHIBIT INDEX